Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Quinlan, Vice President & CFO

Neogen Corporation, 517/372-9200

Neogen reports third quarter results

LANSING, Mich., March 24, 2020 — Neogen Corporation (NASDAQ: NEOG) announced today that its revenues for the third quarter of its 2020 fiscal year, which ended Feb. 29, were $99,869,000, up 2% from the previous year’s third quarter revenues of $97,700,000. The third quarter was the 112th of the past 117 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the past 14 years. Current year-to-date revenues were $309,096,000, also up 2% compared to $304,424,000 for the same period a year ago.

Third quarter net income was $12,200,000, compared to the prior year’s $13,073,000. Earnings per share in the current quarter were $0.23, compared to $0.25 a year ago. Current year-to-date net income was $43,128,000, or $0.82 per share, compared to $44,361,000, or $0.85 per share, for the same period a year ago.

“Given the dramatic world events of the last few months, I am extremely proud of our Neogen employees who are working tirelessly to supply the worldwide demand for our products. Our mission matters more today than ever; we are strategically important to the world’s ability to contain and recover from the global threat posed by COVID-19, and ensuring the safety, quality and quantity of the global food supply,” said John Adent, Neogen’s president and chief executive officer. “While operating results overall were disappointing for the quarter, we were encouraged by continued strong performance in our genomics services and growth in a number of our food safety product lines. Additionally, in the third quarter we made four strategic acquisitions to enhance our global footprint.

“The recent acquisitions of our distributors in Argentina and Uruguay demonstrate our strong belief that the Southern Cone of South America, with its large beef and dairy populations, holds significant growth potential for us,” continued Adent. “These acquisitions, along with the other recent purchases of our food safety distributors in Australia and Italy, position us to promote, market and sell Neogen’s comprehensive suite of food safety, animal safety and genomics products around the globe.”

“The strength of our balance sheet, with no debt, substantial cash reserves and solid cash generation, leaves us well prepared to weather the current adverse economic conditions that threaten the global economy in 2020 as a result of COVID-19,” said Steve Quinlan, Neogen’s chief financial officer. “We are proactively addressing issues associated with the current environment, including strengthening our global supply chain to secure availability of the raw materials we need for production. We are also focused on maintaining adequate staffing for our worldwide manufacturing operations to ensure we are able to continue to serve our global customer base.”

Revenues for the company’s Food Safety segment decreased 1% during the third quarter compared to the prior year quarter. Sales of the company’s general sanitation products, including its AccuPoint® Advanced product line, increased 5% in the third quarter of the 2020 fiscal year, compared to the prior year. Moving forward, Neogen’s AccuPoint Advanced product line is seen as an important tool in the fight against the spread of disease, as it provides an almost instant indication of the cleanliness of a surface — and the effectiveness of a sanitation program. Sales of Neogen’s rapid diagnostic tests to detect natural toxins increased 4% in the quarter; our food allergen product line also grew 4%. These increases only partially offset a significant decrease in sales of drug residue test kits as Neogen ended its exclusive relationship with its distributor of dairy antibiotic tests in Europe during the quarter, and the loss of forensic kit sales in Brazil, due to a large customer switching to an alternative technology platform.

Neogen’s European operations revenues rose 5%, aided by growth in disinfectants to fight the spread of COVID-19 and African swine fever, higher sales of food allergen tests, and equipment sales. Neogen Latinoamerica’s revenues increased 15%, on strength across their diagnostics product portfolio and a large rodenticide order in Mexico. China’s revenues for the current quarter increased 38%, largely the result of increased sales of Neogen’s disinfectant products to combat the spread of COVID-19 in the country. Revenues from the company’s Brazilian operations decreased 16%, as revenues continue to be adversely impacted by the loss of sales of forensic test kits formerly used to test the nation’s truck drivers; as discussed previously, this business was lost in the first quarter of the current fiscal year.

Neogen’s Animal Safety segment reported a 6% revenue increase for the third quarter, largely on the strength of the domestic genomics business, with additional incremental volume of rodenticides, insecticides, and certain cleaners and disinfectants.

Neogen’s worldwide animal genomics business recorded an increase of 8% in the third quarter of fiscal 2020 compared to the prior year. This broad-based increase included strength in the domestic companion animal market, and genomic testing of beef and dairy cattle, swine and poultry around the world. In January, Neogen launched Igenity® + Envigor™ — the first and only genetic test in the beef industry that measures heterosis in crossbred cattle. In cattle, heterosis is the tendency of a crossbred calf to show traits superior to those of its parents.

Neogen’s gross margin was 45.4% of sales in the third quarter of the current year, compared to 45.7% in the same quarter of the prior fiscal year. The gross margin percentage decrease was primarily the result of a greater proportion of total sales derived from the Animal Safety segment, which has lower gross margins than the overall corporate average. Expressed as a percentage of sales, operating income was 13.1% for the current quarter, compared to 15.0% in the third quarter of the 2019 fiscal year, with the decline attributed to the lower gross margin percentage and operating expense growth which exceeded that of revenue. The effective income tax rate for the third quarter was 14.4%, compared to 21.4% in the prior year quarter; this year’s lower rate primarily resulted from the benefit of stock option exercises.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing, and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA (In thousands, except for per share and percentages)
	Quarter ended Feb. 29/28		9 months ended Feb. 29/28
	2020	2019	2020	2019
Revenue
Food Safety	$50,498	$51,113	$158,374	$157,046
Animal Safety	49,371	46,587	150,722	147,378

Total revenue	99,869	97,700	309,096	304,424
Cost of sales	54,539	53,072	164,546	163,034

Gross margin	45,330	44,628	144,550	141,390
Operating expenses
Sales & marketing	17,675	16,722	53,206	52,454
Administrative	10,789	10,018	32,473	30,337
Research & development	3,823	3,249	11,292	9,235

Total operating expenses	32,287	29,989	96,971	92,026

Operating income	13,043	14,639	47,579	49,364
Other income	1,207	1,984	3,549	4,097

Income before tax	14,250	16,623	51,128	53,461
Income tax	2,050	3,550	8,000	9,100

Net income	$12,200	$13,073	$43,128	$44,361
Net income per diluted share	$0.23	$0.25	$0.82	$0.85

Other information:
Shares to calculate per share	53,048	52,472	52,783	52,448
Depreciation & amortization	$4,557	$4,431	$13,542	$13,028
Interest income	1,600	1,335	4,381	3,290
Gross margin (% of sales)	45.4%	45.7%	46.8%	46.4%
Operating income (% of sales)	13.1%	15.0%	15.4%	16.2%
Revenue increase vs. FY 2019	2.2%		1.5%
Net income vs. FY 2019	-6.7%		-2.8%

NEOGEN CORPORATION UNAUDITED SUMMARIZED

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 29	May 31
	2020	2019
Assets
Current assets
Cash & investments	$327,923	$267,524
Accounts receivable	80,692	82,582
Inventory	89,244	85,992
Other current assets	17,016	13,431

Total current assets	514,875	449,529
Property & equipment, net	78,394	74,847
Goodwill & other assets	180,232	171,364

Total assets	$773,501	$695,740
Liabilities & Equity
Current liabilities	$39,135	$38,251
Non-current liabilities	22,495	19,590
Equity: Shares outstanding 52,911 at Feb. 29 & 52,217 at May 31	711,871	637,899

Total liabilities & equity	$773,501	$695,740

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